ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of the 15th day of February, 2011, by and among GREEN ENERGY FIELDS, INC. a Nevada corporation ("Buyer") authorized to do business within the State of Arizona, AMERICAN ENERGY FIELDS CORPORATION, a Delaware corporation ("Guarantor"), and DR. KAREN WENRICH, a citizen of the USA, and collectively identified as "Seller". Defined terms are set forth in Article I.

RECITALS

A. Seller owns certain property interests commonly known as the Arizona Breccia Pipes project located in Coconino and Mohave counties, in the state of Arizona, USA, including unpatented mining claims, as more fully described in Schedule 1to this Agreement; and

B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, Seller's interest in the unpatented mining claims, on the following terms and conditions; and

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreement hereinafter expressed, the Parties agree as follows:

AGREEMENT

ARTICLE I.
DEFINITIONS

1.1. "Action" means any suit, action, claim, hearing, administrative action, demand, demand letter, Governmental investigation, notice of violation, agreement, understanding, or proceeding arising out of any violation or alleged violation of any Law or any breach or alleged breach of any Contract.

1.2. "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person referred to. In this definition, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, by contract, or otherwise.

1.3. "Agreement" has the meaning set forth in the preamble to this Agreement.

1.4. "Assets" means the Property set forth on Schedule 1.4 attached hereto.

1.5. "Authorizations" means material permits, licenses, consents, certificates, grants, or other authorizations of Governmental Authorities.

1.6. "Buyer" means Green Energy Fields, Inc., a Nevada corporation authorized to do business within the State of Arizona.

1.7. "Closing" means the point in time in which payment for the Property is made in full, and Seller conveys Seller's interest in the unpatented mining claims that comprise the Property to Buyer.

1.8. "Closing Date" means that date agreed upon by the parties hereto on which Closing will occur.

1.9. "Communication" means any verbal or written communication or document relating to the Assets, whether prepared or transmitted by Seller, any Affiliate of Seller, or a representative of Seller, and supplied to or on behalf of Buyer prior to or after the date hereof or in any presentation or explanation in connection with the transactions contemplated by this Agreement.

1.10. "Contract" means any contract, agreement, arrangement, understanding, lease, indenture, note, bond, evidence of indebtedness, binding commitment or instrument, or purchase order entered into or made by or on behalf of the Seller and related to the Assets, provided, however, that any contract, agreement, arrangement, understanding, lease indenture, note, bond, evidence of indebtedness, binding commitment or instrument that relates to or constitutes an Environmental Permit or Authorization shall not be a Contract.

1.11. "Court" means any court, grand jury, administrative or regulatory body, Government Agency, arbitration or mediation panel, or similar body.

1.12 "Effective Time" means the Closing Date.

1.13. "Environment" means all components of the earth and any elements thereof, including land, soil and subsoil, air, water, any layer of the atmosphere, any organic or inorganic matter and any living organism including humans.

1.14. "Environmental Laws" means all applicable Laws, Governmental Orders, all Contract obligations and all common law relating to the Environment, including those relating to pollution, health or safety of the Environment, as well as Releases or threatened Releases into the Environment.

1.15. "Environmental Permits" means all material permits, registrations, approvals, identification numbers, authorizations and licenses, communications or writs or any renewals of Environmental Permits and all material filings with applications to and submissions to any Governmental Authority, required by any applicable Environmental Laws.

1.16. "Government" or "Governmental" means or refers to the United States of America, any federal, bilateral, or multilateral governmental authority, any Indian tribe, state, possession, territory, county, district, city, or other governmental unit or subdivision, and any branch, agency, or judicial body of any of the foregoing.

1.17 "Governmental Authority" means any Governmental authority, regulatory or administrative agency, commission, department, board, bureau, agency, instrumentality or Court.

1.18. "Governmental Order" means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

1.19. "Indemnified Losses" means Losses, plus reasonable attorneys' fees and expenses, incurred in connection with Losses or enforcement of this Agreement.

1.20. "Indemnified Party" means the Party that is seeking indemnification pursuant to the terms of this Agreement.

1.21. "Indemnifying Party" means the Party from whom indemnification is sought pursuant to the terms of this Agreement.

1.22. "Law" means any statute, law, treaty, ordinance, rule, regulation, instrument, directive, decree, agreement, order, or injunction of or with any Government, Governmental Authority, quasi-Governmental authority, or Court, and includes, without limitation, rules or regulations of any regulatory or self-regulatory authority compliance with which is required by Law.

1.23. "Liabilities" means liabilities and obligations, whether known or unknown, asserted or unasserted, contingent or absolute, accrued or unaccrued, liquidated or unliquidated, whether due or to become due, and whether or not required to be reflected on the financial statements of a business, whether arising under any Contract, Law, Lien, Plan or otherwise including any liabilities for Taxes.

1.24. "Lien" means any lien, security interest, mortgage, deed of trust, option, lease, tenancy, occupancy, covenant, condition, easement, agreement, Royalty, pledge, hypothecation, charge, claim, and other encumbrance.

1.25 "Location Expenses" means those costs, fees, charges and incidental expenses incurred by Seller in locating and securing the Property.

1.26. "Losses" means any and all claims, losses, damages, fines, deficiencies, penalties, Liabilities, actions, suits, proceedings, hearings, investigations, charges, complaints, demands, injunctions, judgments, orders, decrees, rulings, dues, penalties, expenses or costs.

1.27. "Ordinary Course" means, with respect to the Assets, the ordinary course of commercial operations customarily engaged in by the Seller consistent with past practices.

1.28. "Notice Period" shall have the meaning set forth in Section 9.3.

1.29. "Party" means Buyer or Seller, and "Parties" means both of them.

1.30. "Permitted Liens" means the following types of Liens: (a) statutory Liens of landlords, statutory Liens and rights of set off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and material men, and other Liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that are being contested in good faith by appropriate proceedings; (b) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not materially impair the current use, occupancy or value, or the marketability of title, of the Real Property subject thereto; and (c) any zoning, condemnation or similar law or right reserved to or vested in any Governmental Authority to acquire, control or regulate the use of any Real Property.

1.31. "Person" means any natural person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, association, company, or other legal entity, and any Government.

1.32. "Personal Property" means each item of personal property located on or used by or for the benefit of the Real Property, as more fully set forth in Schedule 1to this Agreement.

1.33. "Post-Closing Tax Period" means any taxable period or portion thereof of a Person beginning on or after the Closing Date.

1.34. "Pre-Closing Tax Period" means any taxable period or portion thereof of a Person ending on or before the Closing Date.

1.35. "Property" means the unpatented mining claims and any rights contained therein set forth in Schedule 1 to this agreement located on land administered by the United States Bureau of Land Management ("BLM").

1.36. "Purchase Price" shall have the meaning set forth in Section 2.3.

1.37. "Real Property" means each parcel of real property, including the Property as defined above, improvements thereon or rights therein, owned or leased by the Seller, as more fully set forth in Schedule 1to this Agreement.

1.38. "Release" means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing into the Environment.

1.39. "Royalty" means any share of sales, profit, or mineral product reserved by the owner of property for permitting another to use the property or produce mineral products from the property. For purposes of this Agreement, the Royalty shall be a Gross Metals Value ("GMV") royalty, which is calculated on the average gross sales price of the metals contained in mineral products sold and delivered from the Property.

1.40. "Schedules" means the schedules attached to this Agreement.

1.41. "Seller" or "Sellers" means Dr. Karen Wenrich, an individual and citizen of the USA.

1.42. "Targets" means those approximately 29 areas identified within the Property currently thought to contain uranium breccia pipes as shown in Plate 1.

1.43. "Tax Audit" means any Tax audit, adjustment, assessment, or assertion of a deficiency.

1.44. "Tax Returns" means returns, reports, estimated tax and informational statements, and returns relating to Taxes.

1.45. "Taxes" means all taxes, charges, fees, duties, levies, or other like assessments imposed or assessed by any Government, including any US federal, state or local income, profits, windfall profit, capital gains, severance, employment (including Social Security, state pension plans, and unemployment insurance), withholding, payroll, franchise, gross receipts, sales, use, transfer, stamp, occupation, real or personal property, ad valorem, value added, premium, and excise taxes; and shall include all penalties, fines, assessments, additions to tax, and interest resulting from or incurred in connection with such Taxes or in connection with such penalties, fines, assessments, or additions to Tax. Any one of the foregoing Taxes may be referred to sometimes as a "Tax."

1.46. "Taxing Authority" means any Government or Governmental Authority responsible for the imposition or collection of any Tax.

1.47. "Termination of Withdrawal" means the termination of the Withdrawal (as defined herein) such that mineral entry is once again permitted on lands that comprise the Property or any portion thereof.

1.48. "Transfer Taxes" means all excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation, and other similar taxes and fees which may be imposed or assessed as a result of the transactions effected pursuant to this Agreement, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

1.49 "2011 Maintenance Fees" means the current claim maintenance fees and other incidental charges of the US Bureau of Land Management ("BLM") which were due by the end of August, 2010, and which were advanced by the Buyer to the Seller in the amount of US $8540.00.

1.50 "Vendor Formula" means 100% to Dr. Wenrich.

1.51 "Withdrawal" means the action taken by the BLM on July 20, 2009 that withdrew certain lands in the vicinity of the Property from mineral location and entry, and any future action that may be taken by the BLM or any other Governmental Authority that withdraws lands comprising the Property or in the vicinity of the Property from mineral entry. The Parties acknowledge that the status of the Withdrawal is currently being

studied in an Environmental Impact Statement being prepared by the BLM, that at any time the duration and scope of the Withdrawal may be extended or rescinded, and that the Withdrawal may impact any number of the mining claims that comprise the Property.

ARTICLE II.
PURCHASE AND SALE OF ASSETS

2.1. Assets to be Purchased.

Subject to all terms and conditions set forth herein, on the Closing Date, Seller shall sell to Buyer the Property. Schedule 1 is a true and complete listing of all Assets transferred here under.

2.2 Purchase Conditions.

a. The purchase and sale of the Property shall be consummated as set forth in Section 2.3 if a Termination of Withdrawal occurs before the five year anniversary of the date of execution of this Agreement (the "Purchase Period") that leaves more than 50% of the total unpatented mining claims that comprise the Property open to mineral location and entry. In the event that a Termination of Withdrawal has not occurred at the end of the Purchase Period, the Parties may mutually agree in writing to extend the Purchase Period for an additional five years (the "Additional Purchase Period"). If at the end of the Purchase Period, or the Additional Purchase Period if applicable, there has been no Termination of Withdrawal, the purchase and sale of the Property will not occur and the amounts due in paragraphs 2.3.b.ii and 2.3.b.iii will not be payable by Buyer to Seller.

b. In the event that a Termination of Withdrawal occurs within the Purchase Period, or Additional Purchase Period if applicable, that results in fewer than 50% of the total unpatented mining claims that comprise the Property being opened to mineral location and entry, Buyer shall have an unrestricted option to purchase the Property under the terms and conditions set forth herein. Such option to purchase shall terminate at the end of 120 days from termination of withdrawal.

2.3. Purchase Price.

The total purchase price for the Property and Assets shall consist of the following components:

a. The 2011 Maintenance Fees, due August 2010, previously paid by Buyer to Seller; Buyer will pay all maintenance and county fees due prior to closing by July 1st of each year directly to the seller. It will then be Seller's obligation to pay these fees to the BLM prior to August 1st of each year.

b. $225,000 (US) total cash consideration from Buyer to the Seller, with

   i. US $25,000 delivered by Buyer to Seller upon execution of this Agreement, by wire transfer to Seller's accounts in readily available funds or by such other manner as may be agreed to by Seller. This initial payment is nonrefundable.
   ii. US $100,000 due within 120 days from a Termination of Withdrawal that fulfills the purchase conditions set forth in Section 2.2.

iii. US $100,000 upon Closing. In no case shall Closing occur more than 6 months after the end of the 120-day period set forth above in paragraph 2.3.b.ii.

c. If Closing does not occur as specified in Section 2.3.b.iii., Seller shall retain title to the Property, and shall refund to Buyer the $100,000 paid under Section 2.2.b.ii. If failure to close is due to seller's actions or failure to act, seller shall refund to buyer the $100,000 from 2.3.b.ii. However, if closing does not occur due to actions or inactions of Buyer, Seller retains the $100,000 pursuant to 2.3.b.ii.

d. Seller shall retain a royalty interest in the Property (the "Royalty") in the amount of 2.5% Net Smelter Return as set forth in Schedule (royalty deed), and Buyer shall allow the Seller access to all financial records relating to the Smelter Return.

e. Upon payment of the full $225,000.00 as set forth in Section 2.3.b. above, Buyer agrees to issue Seller stock warrants for the purchase of up to 250,000 shares of common stock of the parent company of the Buyer. The price of the shares will be $0.45 per share.

f. Buyer agrees to spend a total of at least $1,500,000.00 in exploration and related work commitments on the Property (the "Work Commitment") over the three years following Closing. Of the $1,500,000.00 total Work Commitment, Buyer agrees to expend a Work Commitment of $250,000.00 within the first year after Closing. If Buyer fails to meet the required Work Commitment for the first year, Buyer shall pay $20,000.00 to Seller. If Buyer fails to meet the Work Commitment required for the three year time period, Buyer shall pay to Seller the additional sum of $80,000.00. Any payments so made shall be deemed as an advance on any Royalty due hereunder, and shall be credited against the initial royalty payments that may become due hereunder. Buyer will report expenditures to Seller each year that a Work Commitment is required, and allow the seller access to all financial records relating to the Work Commitment.

g. Buyer shall pay 2011 maintenance fees in the amount of $8,540.00 on or before August 15, 2010, which payment Buyer agrees will not be reimbursable by Seller. If Closing occurs, Buyer agrees to pay all BLM maintenance fees pertaining to the Property for each maintenance year subsequent to the 2011 maintenance year, and all other claim maintenance costs including but not limited to county filings. If Buyer decides to drop any of the unpatented mining claims that comprise the Property, Buyer shall notify Seller at least three months before the BLM maintenance fee due date and convey the unpatented mining claims back to Seller.

h. In addition to the unpatented mining claims that comprise the Property, Seller owns an interest in additional unpatented mining claims within a 30-mile radius of the Property (the "Additional Property"). This section applies only if seller becomes a majority owner of the Additional Property. If at any time Seller receives an offer to transfer any interest in the Additional Property (an "Offer"), Seller shall communicate the Offer to Buyer in writing within 30 days of receiving the Offer. Buyer shall have a right of first refusal to acquire that interest in the Additional Property under the same terms and conditions as the Offer. To exercise the right of first refusal, Buyer must notify Seller in writing that Buyer is exercising the right of first refusal within 30 days of the time that Seller notifies Buyer of the Offer. If Buyer does not exercise the right of first refusal within 30 days from the time Seller receives any Offer, Seller may transfer the Property as Seller sees fit.

i. Transfer Taxes, if any, shall be paid by Buyer pursuant to Section 5.4(a).

j. Buyer agrees to pay $1000 to seller as part of the legal fees necessary to draw up this document.

2.4. Closing.

The Closing shall take place at 10:00a.m. on the Closing Date at the offices of Green Energy Fields, 3266 West Galveston Drive, #101, Apache Junction, Arizona 85120, or at such other time and place as the Parties may agree in writing.

2.5. Deliveries of Seller at Closing.

At Closing, subject to performance of all conditions to Seller's obligations in Article VII, Seller shall execute and deliver or cause to be delivered the documents identified in Article VI.

2.6 Deliveries of Buyer at Closing.

At Closing, subject to the conditions to Buyer's obligations in Article VI, Buyer shall execute and deliver or cause to be delivered the documents required to be delivered pursuant to Article VII, and deliver the remaining portion of the Purchase Price set forth in Section 2.3.b.iii by wire transfer in immediately available funds to an account or accounts designated by Seller.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties, each of which is true and correct on the date hereof and each of which shall survive the Closing Date as provided in Article VIII:

3.1. Existence and Power of Seller. Seller is an individual citizen of the USA. Seller has the power to enter into this Agreement, to perform her obligations hereunder, and to consummate the transactions contemplated hereby.

3.2. Approval and Enforceability of Agreement.

(a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved, and ratified by all necessary action on the part of Seller. Seller has full authority to enter into and deliver this Agreement, to perform her obligations hereunder, and to consummate the transactions contemplated hereby.

(b) Assuming the due execution and delivery hereof by Buyer, this Agreement is the legal, valid, and binding obligation of Seller, enforceable against Seller according to its terms subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally, and to equitable principles.

(c) The execution of this Agreement and the consummation of the transactions contemplated hereby has not and will not constitute or result in the breach of any material Contract relating to the Property to which Seller is a party or by which it is bound.

3.3. No Authorization Required.

No Authorization is required for or in connection with the execution and delivery of this Agreement by Seller and the performance of its obligations hereunder.

3.4. Taxes.

There are no outstanding tax obligations with respect to the Property.

3.5. Property.

Schedule 1 lists the Property owned by the Seller The Seller holds her rights and interests in the Real Property under valid, existing unpatented mining claims, together with easements, rights-of-way or other surface access rights. All Property pertaining to the sale contemplated by this Agreement owned by the Seller is free and clear of all Liens.

(a) With respect to the Property conveyed under this agreement:

(i) There are no pending or, to the knowledge of Seller, threatened, condemnation proceedings, lawsuits or administrative actions relating to the property except as mentioned under the "Withdrawal" section above, and known to the Buyer;

(ii) There are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any material portion of such parcel;

(iii) There are no outstanding options or rights of first refusal to purchase such parcel or, or any material portion thereof or interest therein;

(iv) The Property includes all permits, easements and other authorizations and agreements from Governmental and private parties for the full use, operation, ingress and egress therefrom;

(v) There exist no mortgages, encumbrances, liens, concessions, royalties, or other burdens on or exceptions to full title to the Property;

(vi) There are no physical, structural, mechanical, inadequate utilities or other defects or problems related to or affecting the Property and no hazardous/toxic materials on or near the Property, its soils, water or improvements.

(b) With respect to all unpatented mining claims and mill sites located by Seller that are included within the Property, subject to the paramount title of the United States:

(i) Such unpatented mining claims were properly laid out and monumented;

(ii) All required location and validation work was properly performed;

(iii) Location notices and certificates were properly recorded and filed with appropriate governmental agencies;

(iv) All assessment work required to hold the unpatented mining claims has been performed and all governmental fees have been paid in a manner consistent with that required of the Seller in order to maintain those claims through the assessment year ending August 31, 2011;

(v) All affidavits of assessment work, evidence of payment of governmental fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies;
(vi) The claims are free and clear of all material Liens or defects in title;
(vii) To Seller's knowledge and after due inquiry, there are no material conflicting mining claims.

3.6. Compliance with Laws.

(a) The Seller is in compliance in all material respects with all material Laws applicable to the Seller and the Real Property;

(b) The Seller holds or has filed in a timely manner applications or renewals for all Authorizations required for the conduct of the business as now conducted;

(c) The Seller is in material compliance with the Authorizations held by her; and

(d) There is no reasonable ground to believe that any of the Authorizations held by the Seller will not, in the Ordinary Course, be renewable upon its expiration.

3.7. Litigation and Arbitration.

As of the date of this Agreement, there is no Action pending or, to the knowledge of Seller, threatened to which the Seller is or may be a party as pertains to the 61 unpatented mining claims that comprise the Property that will be sold at the Closing. Except for Laws of general application, the Seller is not subject to any outstanding Governmental Order that is material to the Seller. There is no Action now pending or, to the knowledge of the Seller, threatened before any Government Authority that seeks to prevent the consummation of the transactions contemplated by this Agreement.

3.8. Broker's Fees.

Seller has not retained any broker, finder, or agent or agreed to pay any brokerage fees, finder's fees, or commissions with respect to the transactions contemplated by this Agreement.

3.9. Disclaimer of Other Representations and Warranties; Knowledge; Disclosure.

(a) Seller does not make, and has not made, any representations or warranties relating to the Seller or otherwise in connection with the transactions contemplated hereby other than those expressly set out in this Article III. No Person has been authorized by Seller or any Affiliate of Seller to make any representation or warranty relating to Seller or the Seller or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty must not be relied upon as having been authorized by Seller or any Affiliate of Seller. IN PARTICULAR, AND WITHOUT LIMITING IN ANY WAY THE GENERALITY OF THE FOREGOING, BUYER EXPRESSLY ACKNOWLEDGES THAT NO WARRANTY IS GIVEN BY SELLER AND NO REPRESENTATION IS MADE BY SELLER IN RELATION TO: (I) THE CONDITION, FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, SUITABILITY, FUNCTIONALITY OR

LACK OF DEFECTS OF OR IN THE ASSETS, REAL AND PERSONAL PROPERTY, BUILDINGS, MACHINERY, INVENTORIES, PLANTS AND EQUIPMENT OF THE COMPANY; (II) FUTURE MATTERS, INCLUDING FUTURE OR FORECAST COSTS, REVENUES, OR PROFITS; (III) MARKETS, CUSTOMERS, OR SUPPLIERS; OR (IV) EXCEPT AS SET FORTH SPECIFICALLY IN SECTON 3.13, THE EXISTENCE OR NATURE OF ANY ENVIRONMENTAL CONDITIONS OR LIABILITIES OF THE REAL PROPERTY OR THE ASSETS.

(b) Whenever a representation or warranty made by Seller herein refers to the knowledge of Seller, such knowledge shall be deemed to consist only of the actual knowledge of the Seller. Seller has not undertaken, nor shall Seller have any duty to undertake, any investigation concerning any matter as to which a representation or warranty is made as to Seller's knowledge.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties, each of which is true and correct on the date hereof and each of which shall survive the Closing Date as provided in Article VIII:

4.1. Corporate Existence of Buyer. Buyer is a Nevada corporation authorized to do business within the State of Arizona, validly existing and in good standing or otherwise being formed under the Laws of the state of Nevada. The parent company is a Delaware corporation, validly existing and in good standing or otherwise being formed under the Laws of the state of Delaware. Buyer has the power to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

4.2. Approval and Enforceability of Agreement.

(a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved, and ratified by all necessary action on the part of Buyer. Buyer has full authority to enter into and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b) Assuming the due execution and delivery hereof by Seller, this Agreement is the legal, valid, and binding obligation of Buyer, enforceable against Buyer according to its terms subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally, and to equitable principles.

(c) The execution of this Agreement and the consummation of the transactions contemplated hereby has not and will not constitute or result in the breach of any of the provisions of, or constitute a default under, the articles or certificate of incorporation or association or bylaws of Buyer, or any material Contract to which Buyer is a party or by which it is bound, which breach or default would have a material adverse effect on Buyer and its subsidiaries, taken as a whole.

4.3. Litigation and Arbitration. There is no Action now pending or, to the knowledge of Buyer, threatened, before any Court, which seeks to prevent the consummation of the transactions contemplated by this Agreement.

ARTICLE V.
COVENANTS AND AGREEMENTS OF SELLER AND BUYER

5.1. Tax Matters.

(a) All Transfer Taxes, if any, shall be paid for entirely by Buyer. Buyer and Seller shall cooperate in the timely preparation and filing of any tax returns that must be filed in connection with any Transfer Taxes. Any such Taxes or fees resulting from any subsequent transfer of the acquired Assets or Assumed Liabilities or any transfer of property on or subsequent to the Closing shall be borne entirely by Buyer.

(b) Liability for real property, personal property, ad valorem and similar non-income Taxes arising from the ownership of the Assets and imposed on a periodic basis for any taxable period beginning before and ending after the Effective Time shall be prorated between Seller and Buyer with Seller bearing a portion of such Taxes based on the number of days in the taxable period prior to and including the Effective Time and Buyer bearing a portion of such Taxes based on the number of days in the taxable period after the Effective Time. Taxes described in this paragraph shall be timely remitted to the Taxing Authority by Seller, if due prior to the Closing, in which case Buyer shall pay to Seller its portion of such Taxes at the Closing, and by Buyer, if due on or after the Closing, in which case Seller shall pay to Buyer its portion of such Taxes within ten (10) business days after such remittance and notice to Seller.

(c) After the Closing Date, each of Seller and Buyer and their respective Affiliates shall:

(i) Assist the other Party and its Affiliates in preparing any Tax Returns which such Party is responsible for preparing and filing;

(ii) Cooperate fully in preparing for any tax audit relating to or arising out of the Business;

(iii) Make available to the other and to any Taxing Authority as reasonably requested all information, books, records, and documents relating to Taxes arising out of the conduct of the Business or the ownership or use of the Assets;

(iv) Furnish the other Party with copies of all correspondence received from any Taxing Authority in connection with any tax audit relating to or arising out of the conduct of the Business or the ownership or use of the Assets with respect to any such taxable period.

5.2. Confidentiality.

Buyer and Seller agree to hold all non-public information obtained from the other Party and its representatives pursuant to this Agreement, including the terms of this Agreement, strictly confidential for a period of two (2) years. Each Party agrees that it will not disclose such information to any third party other than its representatives without the written consent of the other Party, except as required by applicable law including, without limitations, pursuant to regulatory authority, court orders or subpoena. In the event that Buyer or Seller

or any of their respective representatives is required to disclose any confidential information, such Party will provide the other Party with prompt notice of such requirement so that it may seek an appropriate protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, each Party agrees that it will furnish only that portion of the confidential information that it is required to disclose and will exercise its reasonable efforts to obtain assurance that confidential treatment will be accorded such information.

5.3. Risk of Loss. All risk of loss or damage to or destruction of the Assets, in whole or in part, shall be and remain with Seller until the Effective Time of the Closing, provided that all of the transactions contemplated hereby shall have been consummated.

5.4. Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions herein provided, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary for it to consummate the transactions contemplated by this Agreement, including, without limitation:

(i) To comply with all legal requirements that may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information required by applicable Laws in connection with approvals of or filings with any Governmental Authority);

(ii) To satisfy the conditions set forth in Article VI and Article VII, as applicable; and

(iii) To obtain any Authorizations of or by any Governmental Authority or any consent or waiver of any other public or private third party required to be obtained or made by Buyer, Seller or the Seller in connection with Buyer's acquisition of the Shares or the taking of any action contemplated by this Agreement.

(b) Subject to appropriate confidentiality protections, each of the Parties shall furnish to the other Party such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing and shall provide the other Party with copies of all filings made by such Party with any Governmental Authority and, upon request, any other information supplied by such Party to a Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

(c) Without limiting the generality of the foregoing, Buyer and Seller agree to provide promptly to Governmental Authorities with regulatory jurisdiction over enforcement of any applicable competition or antitrust laws, information and documents reasonably requested by such Governmental Authority or necessary, to permit consummation of the acquisition of the Shares and the transactions contemplated by this Agreement. Each Party shall provide to the other Parties copies of all correspondence between it (or its representative) and any such Governmental Authority relating to the acquisition of the Shares or any matters described in this Section 5.4. Each Party agrees that the other Parties shall have the right to participate in any meeting between

such Parties and any such Governmental Authority relating to the acquisition of the Shares or any matters described in this Section 5.4.

5.5 Post-Closing Work Requirements.

Buyer agrees to spend a minimum of US$1.5 million in exploration and related work commitments on the Property, over the three (3) years post-Closing, with a minimum work commitment of US$250,000 in the first year post-Closing. If Buyer fails to make the work commitment required for the first year, Buyer shall pay to Seller $20,000, and if Buyer fails to make the work commitment required for the three year time period, Buyer shall pay to Seller the additional sum of $80,000, each of such payments to be paid to Seller in accordance with the Vendor Formula. Any payments so made shall be deemed as an advance on royalties due hereunder, and shall be credited against the initial royalty payments that may become due hereunder. Buyer will report expenditures to Seller each year that a Work Commitment is required.

ARTICLE VI.
CONDITIONS TO BUYER'S OBLIGATIONS

The obligations of Buyer to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Buyer to waive any one or more of such conditions:

6.1. Representations and Warranties of Seller.

The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects on the date hereof and on the Closing Date, except to the extent that (a) any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date, and (b) to the extent of changes permitted by the terms of this Agreement.

6.2. Performance of this Agreement.

Seller shall have materially performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

6.3. Certificate of Seller.

Buyer shall have received a certificate signed by Sellers dated as of the Closing Date certifying that the conditions set forth in Sections 6.1 and 6.2 hereof have been fully satisfied.

6.4. [Intentionally omitted]

6.5. No Litigation.

No Governmental Order shall have been entered and remain in effect which does and no Action shall be pending or, to the knowledge of Seller, threatened, before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (a) prevent consummation of any of the transactions

contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (c) affect adversely the right of Buyer to own the Property.

6.6. Documents. Buyer shall receive from Seller on the Closing Date:

(a) An executed copy of this Agreement with all Schedules and Exhibits attached as updated through the Closing.

(b) [Intentionally omitted]

(c) A quit claim deed regarding the unpatented mining claims;

(d) Other appropriate documents conveying to Buyer title to the Assets;

(e) Assignments of all contracts and leases relating to the Assets; and

(f) The certificate identified in Section 6.3.

6.7. Compliance with Applicable Laws and Approvals.

Seller shall have procured any authorizations and approvals necessary under any Laws, if applicable, or any waiting period applicable to the consummation of the transactions contemplated herein under such Laws shall have expired or have been terminated and any other Authorization of any Governmental Authority or any consent or waiver of any third party in connection with the consummation of the transactions contemplated herein have been filed or obtained.

ARTICLE VII.
CONDITIONS TO SELLER'S OBLIGATIONS

The obligations of Seller to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Seller to waive any one or more of such conditions:

7.1. Representations and Warranties of Buyer. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the date hereof and on the Closing Date, except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date, and except to the extent of changes permitted by the term of this Agreement.

7.2. Performance of this Agreement. Buyer shall have materially performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

ARTICLE VIII.
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; CERTAIN ACKNOWLEDGMENTS

8.1. Survival of Representations and Warranties; Survival of Covenants. The representations and warranties of the Parties made in this Agreement shall survive the Closing and shall remain in effect for a period of six (6) months after the Effective Time, and shall thereupon terminate and be of no further force and effect. The covenants and agreements provided herein shall terminate on the Closing; provided, however, that the covenants and agreements provided for in Section 5 shall survive the Closing. Without limiting the foregoing, to the extent any Party has knowledge of the breach of a representation, warranty or agreement of the other Party (or the facts constituting such breach) and nonetheless proceeds with the Closing, such breach shall be deemed to have been waived and such Party shall have no rights with respect thereto.

ARTICLE IX.

Intentionally omitted.

ARTICLE X.
MISCELLANEOUS

10.1. Assignment; Binding Agreement.

(a) Neither this Agreement nor any rights or obligations of a Party hereunder may be assigned (by operation of law or otherwise) without the other Party's prior written consent (not to be unreasonably withheld) except to an Affiliate of a Party (provided that in such event such Party shall remain liable for the performance of any obligations it may assign to an Affiliate).

(b) This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and to their respective successors and permitted assigns.

10.2. Further Assurances. From time to time after the Closing, Seller will execute and deliver, or cause to be executed and delivered, such documents to Buyer as Buyer shall reasonably request in order to consummate more effectively the transactions contemplated by this Agreement, and from time to time after the Closing, Buyer will execute and deliver, or cause to be executed and delivered, such documents to Seller as Seller shall reasonably request in order to consummate more effectively the transactions contemplated by this Agreement.

10.3. Expenses. Each of the Parties shall pay the fees and expenses of its respective counsel, accountants, and other experts and shall pay all other expenses incurred by it in connection with the negotiation, preparation, and execution of this Agreement and the consummation of the transactions contemplated hereby.

10.4 Entire Agreement

This Agreement, including the Schedule attached hereto and the documents delivered pursuant hereto, constitutes the entire agreement between the Parties and supersedes all prior discussions, negotiations or agreements covering the subject matter of this Agreement, other than the Confidentiality Agreement. No

changes of, modifications of or additions to this Agreement shall be valid unless the same shall be in writing and signed by all Parties hereto. Seller does not make, and has not made, any representations or warranties relating to the Seller, or her Real Property transferred hereunder or otherwise in connection with the transactions contemplated hereby other than those expressly set out in Article III hereof. Without limiting the generality of the foregoing, the Seller has not made, and shall not be deemed to have made, any representations or warranties in any Communications, and no cost estimates, projections or other predictions, data or other statement contained in any Communications shall be deemed a representation or warranty hereunder or otherwise. No Person has been authorized by Seller, the Seller or any Affiliate of Seller or the Seller to make any representation or warranty relating to Seller, the Seller, or its assets and Real Property or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty must not be relied upon as having been authorized by Seller, the Seller or any Affiliate of Seller or the Seller.

10.5. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.6. Waiver. Any of the conditions to Closing set forth in this Agreement may be waived at any time prior to or at the Closing hereunder by the Party entitled to the benefit thereof. The failure of any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any other breach of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

10.7. Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.8. Headings; Interpretation. When a reference is made in this Agreement to an Article, Section or Schedule, such reference is to an Article or Section of, or Schedule to, this Agreement unless otherwise indicated. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" and "including" are used in this Agreement, they are deemed to be followed by the words "without limitation." For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP, and (c) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. Each of the Parties have participated substantially in the negotiation and drafting of this Agreement and each Party hereby disclaims any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

10.9. Governing Law. This Agreement shall be construed and interpreted according to the Laws of the State of Arizona, without regard to the application of choice of law principles. Each of the Parties irrevocably agrees that any Action or proceeding with respect to this Agreement or for recognition and enforcement of any

judgment in respect hereof brought by the other Party hereto or its successors or assigns shall be brought and determined solely in the Superior Court in and for Pima County, Arizona, and each of the Parties hereby irrevocably submits with regard to any such Action or proceeding for itself and in respect to its property, generally and unconditionally, to the jurisdiction of the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve process in accordance with this Section 10.9, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through judgment or otherwise), and (c) to the fullest extent permitted by applicable Law that (i) the Action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party hereto waives all personal service of any and all process upon such Party related to this Agreement and consents that all service of process upon such Party shall be made by mail or e-mail, as the case may be, to such Party at the address specified in Section 10.10 hereof; and service made by mail shall be complete seven days after the same shall have been posted.

10.10. Notices. All notices, requests, demands, and other communications hereunder shall be deemed to have been duly given if the same shall be in writing and shall be delivered or sent by mail or e-mail, as the case may be, postage prepaid, and addressed as set forth below:

(a) If to Buyer or Guarantor, to:
Green Energy Fields, Inc.
3266 West Galveston Drive, #101
Apache Junction, Arizona 85120

(b) If to Seller, to:
Dr. Karen Wenrich (crystalsul@aol.com)
63 S. Devinney St.
Golden, CO 80401

Any such notice shall be effective upon receipt. Either Party may change the address to which notices are to be addressed by giving the other Party notice in the manner herein set forth.

10.11. No Third Party Beneficiaries

Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.11 Termination of Agreement.

KDB

This Agreement and the transactions contemplated hereby may be terminated prior to the Closing Date, without liability on the part of either Party (unless Party is in breach or default hereunder), only as follows:

(a) By mutual written consent of the Buyer and Seller;

(b) By Buyer after receipt by Buyer of a supplement delivered by Seller pursuant to Section 5.1; provided, however, that Buyer may only terminate this Agreement pursuant to this Section 10.12(b) if it first gives notice to Seller of Buyer's intent to so terminate and Seller has not remedied or taken steps that would remedy the situation within 30 days of receipt of such notice;

(c) By either Buyer or Seller if consummation of the transactions contemplated hereby would violate any nonappealable Governmental Order; provided, that, the Party seeking to terminate this Agreement pursuant to this clause shall have used all commercially reasonable efforts to remove such Governmental Order;

(d) By either Buyer or Seller if there has been a breach by any other Party of any representation, warranty, covenant or agreement contained in this Agreement which would result in a condition set forth in Section 6.1 or 6.2 or Section 7.1 of 7.2 of this Agreement, as the case may be, not being satisfied, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach;

(e) By either Buyer or Seller if the Closing shall not have occurred on or before six months from the date of this Agreement as set forth in Section 2.3.b., unless the failure to consummate the Closing is due to the failure of the Party seeking to terminate this Agreement to have fulfilled any of its obligations hereunder.

10.12 Surrender of Claims.

If Buyer decides to not renew the claims that are the subject of this Agreement within the first three years of this Agreement, Buyer agrees to use good faith efforts to notify the Seller of the same, and to return the claims to the Seller and provide the Seller with adequate time so that the Seller can renew the claims and pay the annual maintenance fee.

ARTICLE XI. – GUARANTY OF BUYER'S OBLIGATIONS

Guaranty of Buyer's Obligations. Guarantor hereby agrees to guaranty all of the obligations of Buyer under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GREEN ENERGY FIELDS, INC., BUYER

By_______________________

Name: _______________________

Title: _______________________

AMERICAN ENERGY FIELDS, INC., GUARANTOR

By_______________________

Name: _______________________

Title: _______________________

DR. KAREN WENRICH, SELLER

____